Exhibit 10.5

AMENDMENT NO. 1 TO
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) by and between AMERIGROUP CORPORATION, a Delaware corporation (the “Company”) and James G. Carlson (“Executive”), is made as of November 6, 2008.

WHEREAS, the Company and Executive are parties to that certain Executive Employment Agreement dated as of January 16, 2008 (the “Agreement”);

WHEREAS, the Company and Executive wish to amend the Agreement as set forth below to comply with Section 409A of the Internal Revenue Code; and

WHEREAS, the Company and the Executive may amend the Agreement by a signed writing;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.	The first sentence of Section 4(b)(i)(A) of the Agreement is hereby deleted in its entirety and replaced with the following sentence:

Subject to Sections 4(b)(i)(B) and 4(d) hereof, in the event that (x) the Company terminates Executive’s employment pursuant to Section 4(a)(i) (Without Cause), or (y) Executive terminates his employment pursuant to Section 4(a)(iv) (For Changed Circumstances), the Company shall, on the sixtieth (60th) day following Executive’s effective date of termination, pay Executive a cash amount equal to the sum of (aa) all Base Salary which has accrued as of the date of Executive’s termination and is then unpaid and any cash bonus under Section 3(c) that has been awarded by the Board and is then unpaid, (bb) the value (based on Executive’s then-current Base Salary) of paid annual leave which has accrued through the effective date of Executive’s termination and is then unused, and (cc) the Special Separation Payment (defined below).

2.	Section 4(b)(i)(B) is hereby deleted in its entirety and replaced with the following:

Notwithstanding the foregoing, the Company’s obligation to pay Executive any amount in respect of the Special Separation Payment shall be contingent upon Executive’s execution and delivery (and, if applicable, timely non-revocation) of a Severance Agreement (with terms that are not inconsistent with the terms of this Agreement) and the Company’s standard form of general release within fifty-two (52) days following the date of Executive’s termination of employment.

3.	Section 4(b)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

In the event that Executive’s employment terminates pursuant to Section 4(a)(v) (Death or Permanent Disability), the Company shall pay Executive or his estate the same amount that is payable pursuant to Section 4(b)(i)(A), including the limitations applicable to termination during the Protected Period (as defined in the Company’s Change in Control Benefit Policy), provided (x) in the case of termination related to death, such amount shall be reduced by all amounts payable to Executive’s beneficiaries pursuant to life insurance policies on Executive’s life (group term or otherwise) maintained by the Company, and shall be paid within thirty (30) days of Executive’s death (but not earlier than the effective date of the release of claims described in clause (z) below), (y) in the case of termination related to Executive being Permanently Disabled, such amount shall be paid in full on the first day of the first month following the month in which such termination became effective (but not earlier than the effective date of the release of claims described in clause (z) below), provided such amount shall be reduced by the present value as calculated by the Company using the prime rate (as announced by the Company’s primary lending institution as of the date of determination of the Permanent Disability) as the discount rate for such calculation, of any monthly disability benefit that will be payable to Executive during the first twenty-four (24) months of disability, under any disability insurance coverage provided to Executive by the Company (group or individual), and (z) the Company’s obligation to pay Executive or his estate any amount pursuant to this Section 4(b)(ii) shall be contingent upon Executive’s (or his personal representative’s), or the personal representative of Executive’s estate, execution and delivery to the Company of a Severance Agreement (with terms that are not inconsistent with the terms of this Agreement) and the Company’s standard form of general release within fifty-two (52) days following the date of Executive’s termination of employment; provided, however, that if Executive’s termination of employment because of death or Permanent Disability, as the case may be, occurs after October during any year, payment shall be made not earlier than the first day of the next following year.

4.	Section 4(b)(v) of the Agreement is hereby deleted in its entirety and replaced with the following:

Upon the effective date of any termination of Executive’s employment hereunder (without regard to whether the termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), Executive shall be deemed to have resigned from the Board and any and all offices and other positions held by Executive in the Company and/or any of its affiliates and upon the Company’s request, Executive shall confirm such resignation in writing.

5.	A new Section 4(d) is hereby added to the Agreement to read in its entirety as follows:

Conditions to Payment and Acceleration; Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary (other than as expressly provided in Section 4(b)(v)), the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement unless the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in Section 4 of this Agreement that are due within the “short term deferral period” within the meaning of Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. If current or future regulations or guidance from the Internal Revenue Service dictates, or the Company’s counsel determines in accordance with applicable law or regulations, that any payments or benefits due to the Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or upon the Executive’s death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes.

6.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the Commonwealth of Virginia.

7.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

AMERIGROUP CORPORATION,
a Delaware corporation

/s/ Stanley F. Baldwin

By: Stanley F. Baldwin

Title: Executive Vice President, General Counsel
and Secretary

EXECUTIVE:

/s/ James G. Carlson

JAMES G. CARLSON